Exhibit 23.3
DeGolyer and MacNaughton
5OO1 Spring Valley Road
Suite 8OO East
Dallas, Texas 75244
June 23, 2008
SandRidge Energy, Inc.
1600 NW Expressway, Suite 1601
Oklahoma City, OK 73118
Ladies and Gentlemen:
     We consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the inclusion of information taken from our “Appraisal Report as of December 31, 2005 on Certain Properties owned by Riata Energy SEC Price Case,” “Appraisal Report as of December 31, 2005 on Certain Properties owned by PetroSource Energy SEC Price Case,” “Appraisal Report as of December 31, 2005 on Certain Properties owned by Riata Energy Gungoll Acquisition SEC Price Case,” “Appraisal Report as of December 31, 2005 on Certain Properties owned by NEG Operating LLC SEC Price Case,” “Appraisal Report as of December 31, 2006 on Certain Properties owned by PetroSource,” and “Appraisal Report as of December 31, 2007 on Certain Properties owned by PetroSource” (our Reports) under the heading “Proved Reserves” in the SandRidge Energy, Inc. Form S-4 Registration Statement to be filed on or about June 23, 2008 (including any amendments thereto, collectively referred to hereinafter as “Form S-4”) and in the notes to the financial statements included in the Form S-4. We are able to verify that the reserves listed for Tertiary recovery—West Texas (PetroSource) in the table on Page 60 of the Form S-4 are the same as these listed in our report titled “Appraisal Report as of December 31, 2007 on Certain Properties owned by PetroSource.”

Very truly yours,
/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON